Exhibit 99.1

INmune Bio, Inc. Announces First Patient Treated with NK cell priming “pseudokine” INKmune in High-Risk Myelodysplastic Syndrome (MDS)

First-in-human open label Phase 1 study of INKmune will assess safety and tolerability and multiple measures of clinical activity and response in high-risk MDS patients

Boca Raton, FL, July 12, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the, “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, announced today that the first patient has been treated in the company’s Phase 1 clinical trial of its Natural Killer (NK) cell priming platform, INKmune, as a potential treatment for high-risk myelodysplastic syndrome (MDS).

MDS is a serious hematopoietic stem cell disorder in which patients have functionally defective NK cells and the level of dysfunction is predictive of overall survival. Approximately one-third of MDS cases progress to acute myelogenous leukemia (AML). Current treatments, including chemotherapy and bone marrow/stem cell transplantation, have varying degrees of success, and there is no known cure for MDS.

“My colleagues and I have shown previously that the level of NK function in MDS patients is predictive of overall survival,” said Dr Lowdell PhD, chief scientific officer of INmune Bio. “The translation of 15 years of laboratory research into a patient treatment which could enhance the low-level NK activity in patients with poor prognosis to the higher level of those with better overall survival, and hopefully change the course of their disease, is tremendously exciting. In the lab we have shown that INKmune binds to multiple NK receptors and initiates the activation of over 3000 genes associated with function, trafficking, proliferation and survival. No single cytokine in our hands has such broad, physiological effects, which has inspired us to refer to INKmune as a pseudokine.”

“The initiation of patient treatments in this trial is a significant milestone for our company as it is the first to study our INKmune platform in a formal clinical setting,” stated RJ Tesi, M.D., chief executive officer of INmune Bio. “It is widely understood that dysfunctional NK cells in cancer patients fail to eradicate residual disease after chemotherapy, leading to relapse and poor outcomes. We have shown that by delivering tumor-specific activating signals to NK cells with INKmune, we can initiate autologous tumor killing and this is our first opportunity to test this in MDS patients. We believe INKmune holds promise in solid tumor cancers as well and to that end, we are planning to initiate a second trial, in ovarian cancer soon.”

This Phase 1 open label study will enroll nine patients with a confirmed diagnosis of MDS with excess blasts in a 3x3 dose escalation protocol. The primary endpoint is the safety and tolerability of INKmune when administered intravenously. Most secondary endpoints are biomarkers and include the change in percentage of blasts in peripheral blood and bone marrow, the change in autologous NK cell activity and functional maturity into tumor-induced memory-like NK cells in vivo. The overall response rate using WHO criteria, and duration of response will also be reported.

INmune Bio has made available a video overview of its INKmune platform. Interested parties can view the video here.

About INKmune

INKmuneTM is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals akin to treatment with at least three cytokines in combination. INKmune is stable at -80oC and is delivered by a simple IV infusion. The INKmune:NK interaction ligates multiple activating and co-stimulatory molecules on the NK cell and enhances its avidity of binding to tumor cells; notably those resistant to normal NK-mediated lysis. Tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma, ovarian cancer, breast cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s and Treatment Resistant Depression (XPro1595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation with components of the innate immune system. To learn more, please visit www.inmunebio.com.

Information about Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, Quellor™, XPro1595, LIVNate™, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO
(858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
Chuck Padala
LifeSci Advisors
(646) 627-8390
chuck@lifesciadvisors.com

Media Contact:
Meredith Sosulski, Ph.D.
LifeSci Communications
(929) 469-3851
msosulski@lifescicomms.com